UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-3/A

Amendment No. 1

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

DynCorp International Inc.

(Issuer)

Delta Tucker Holdings, Inc.

(Parent Guarantor)

Casals & Associates, Inc.

DIV Capital Corporation

DTS Aviation Services LLC

Dyn Marine Services of Virginia LLC

DynCorp Aerospace Operations LLC

DynCorp International LLC

DynCorp International Services LLC

Heliworks LLC

Phoenix Consulting Group, LLC

Services International LLC

Worldwide Management and Consulting Services LLC

Worldwide Recruiting and Staffing Services LLC

(Subsidiary Guarantors)

1700 Old Meadow Road

McLean, Virginia 22102

(Address of principal executive offices)

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Rosa A. Testani, Esq.

Securities to be Issued Under the Indenture to be Qualified

Title of Class	Amount
11.875% Senior Secured Second Lien Notes due 2020	Up to $410 million[1]

The Applicants (as defined in the Form T-3 (as defined below)) hereby amend this Application for Qualification (this “Application”) on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of an amendment that specifically states that it shall supersede this Application, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), may determine upon written request of the Applicants.

Approximate date of proposed exchange offer:

The exchange offer commenced on May 2, 2016 and will expire at 5:00pm, New York City time, on June 10, 2016, unless extended or earlier terminated by the Issuer.

Name and address of agent for service:

Gregory S. Nixon, Esq.

Senior Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary

Delta Tucker Holdings, Inc.

1700 Old Meadow Road

McLean, Virginia 22102

[1]	The actual aggregate principal amount of 11.875% Senior Secured Second Lien Notes Due 2020 to be issued under the New Notes Indenture (as defined in the Form T-3) may be less and depends upon the aggregate amount of 10.375% Senior Notes due 2017 that are exchanged in the Exchange Offer (as defined in the Form T-3) described in Item 2 of the Form T-3. Additional notes will be issued under the New Notes Indenture from time to time after completion of the Exchange Offer as payment in kind interest.

EXPLANATORY NOTE

This Amendment No. 1 (this “First Amendment”) to the Form T-3 filed with the Commission by the Applicants on May 2, 2016 (File No. 022-29018) (the “Form T-3”) is being filed by the Applicants solely to file Exhibit T3C filed herewith.

This First Amendment is not intended to amend or delete any other part of the Form T-3. All other information set forth in the Form T-3 is unchanged and has been omitted from this First Amendment. Any capitalized terms used herein without definition have the meanings ascribed thereto in the Form T-3.

*            *             *

Contents of Application. This Application comprises:

(a) Pages numbered 1 to 16, consecutively of the original Form T-3

(b) The statement of eligibility and qualification of the trustee under the Indenture to be qualified included as Exhibit 25.1 to the Form T-3.

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(c) The following exhibits:

Exhibit Number	Description

Exhibit T3A-1	Certificate of Incorporation of DynCorp International Inc. (incorporated by reference to Exhibit No. 3.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on July 8, 2010).

Exhibit T3A-2	Certificate of Incorporation of Delta Tucker Holdings, Inc. (incorporated by reference to Exhibit No. 3.1 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3A-3	Articles of Incorporation of Casals & Associates, Inc. (incorporated by reference to Exhibit No. 3.5 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3A-4	Certificate of Incorporation of DIV Capital Corporation (incorporated by reference to Exhibit 3.3 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3A-5	Certificate of Formation of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.11 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3A-6	Articles of Organization of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.21 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3A-7	Certificate of Formation of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.13 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3A-8	Certificate of Formation of DynCorp International LLC (incorporated by reference to Exhibit 3.11 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3A-9	Articles of Organization of DynCorp International Services LLC (incorporated by reference to Exhibit No. 3.17 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3A-10	Articles of Organization of Heliworks LLC (incorporated by reference to Exhibit 3.19 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3A-11	Articles of Organization of Phoenix Consulting Group, LLC (incorporated by reference to Exhibit 3.21 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3A-12	Certificate of Formation of Services International LLC (incorporated by reference to Exhibit 3.23 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3A-13	Certificate of Formation of Worldwide Management and Consulting Services LLC, f/k/a Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.25 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3A-14	Certificate of Formation of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.28 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

Exhibit T3B-1	By-laws of DynCorp International Inc., as amended on November 5, 2013 (incorporated by reference to Exhibit 3.26 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2014).

Exhibit T3B-2	By-laws of Delta Tucker Holdings, Inc. (incorporated by reference to Exhibit No. 3.2 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3B-3	By-laws of Casals & Associates, Inc. (incorporated by reference to Exhibit No. 3.6 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3B-4	Bylaws of DIV Capital Corporation (incorporated by reference to Exhibit 3.4 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-5	Limited Liability Company Operating Agreement of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.12 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-6	Limited Liability Company Agreement of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.22 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-7	Limited Liability Company Agreement of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.14 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-8	Amended and Restated Operating Agreement of DynCorp International LLC (incorporated by reference to Exhibit 3.2 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-9	Limited Liability Company Agreement of DynCorp International Services LLC (incorporated by reference to Exhibit No. 3.18 to Delta Tucker Holdings, Inc.’s Registration Statement on Form S-4 filed with the SEC on April 27, 2011).

Exhibit T3B-10	Operating Agreement of Heliworks LLC (incorporated by reference to Exhibit 3.20 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3B-11	Limited Liability Company Agreement of Phoenix Consulting Group, LLC (incorporated by reference to Exhibit 3.22 to Delta Tucker Holdings, Inc.’s Annual Report on Form 10-K filed with the SEC on March 30, 2016).

Exhibit T3B-12	Limited Liability Company Agreement of Services International LLC (incorporated by reference to Exhibit 3.24 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A filed with the SEC on September 27, 2005).

Exhibit T3B-13	Amended and Restated Limited Liability Company Agreement of Worldwide Management and Consulting Services LLC, f/k/a Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.26 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

Exhibit T3B-14	Second Amended and Restated Limited Liability Company Agreement of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.29 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

Exhibit T3C	Form of Indenture for the New Notes*

Exhibit T3D	Not applicable.

Exhibit T3E-1	Offering Memorandum and Consent Solicitation Statement dated May 2, 2016.**

Exhibit T3E-2	Letter of Transmittal and Consent dated May 2, 2016.**

Exhibit T3E-3	Form W-9.**

Exhibit T3F	Cross reference sheet showing the location in the New Notes Indenture of the provisions inserted therein pursuant to Section 310 through 318(a), inclusive, of the Trust Indenture Act (filed as part of Exhibit T3C herewith).

Exhibit T3G	Organizational Chart of Affiliates of DynCorp International Inc. and Guarantors.**

Exhibit 25.1	Statement of eligibility and qualification of the trustee on Form T-1.**

*	Filed herewith
**	Previously filed with the Form T-3.

SIGNATURES

Pursuant to the requirements of the Trust Indenture Act of 1939, the Applicants have duly caused this Application to be signed on each of their behalves by the undersigned, thereunto duly authorized, in the City of McLean, and the State of Virginia, on the 13th day of May, 2016.

DYNCORP INTERNATIONAL INC.

By:	/s/ William T. Kansky
Name:	William T. Kansky
Title:	Senior Vice President and Chief Financial Officer

DELTA TUCKER HOLDINGS, INC.

By:	/s/ William T. Kansky
Name:	William T. Kansky
Title:	Senior Vice President and Chief Financial Officer

CASALS & ASSOCIATES INC.

By:	/s/ William T. Kansky
Name:	William T. Kansky
Title:	Vice President, Chief Financial Officer and Treasurer

DIV CAPITAL CORPORATION
DTS AVIATION SERVICES LLC
DYN MARINE SERVICES OF VIRGINIA LLC
DYNCORP AEROSPACE OPERATIONS LLC
DYNCORP INTERNATIONAL LLC
DYNCORP INTERNATIONAL SERVICES LLC
HELIWORKS LLC
PHOENIX CONSULTING GROUP, LLC
SERVICES INTERNATIONAL LLC
WORLDWIDE MANAGEMENT AND CONSULTING SERVICES LLC
WORLDWIDE RECRUITING AND STAFFING SERVICES LLC

By:	/s/ William T. Kansky
Name:	William T. Kansky
Title:	Senior Vice President and Chief Financial Officer

Attest:	/s/ Brendan Burke
Name:	Brendan Burke
Title:	Vice President and Treasurer

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